Filed Pursuant to Rule 424(b)(5)

Registration No. 333-283559

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2024)

Up to $5,072,010.53

Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement, dated December 5, 2024 (the “Prior Prospectus Supplement”), relating to the offer and sale of up to $2,709,817 of shares of our common stock, par value $0.0001 per share (“common stock”), pursuant to the At The Market Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), dated December 2, 2024. This prospectus supplement is registering the offer and sales of up to $5,072,010.53 of our shares of common stock. This prospectus supplement should be read in conjunction with the Prior Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus Supplement. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus Supplement and any future amendments or supplements thereto.

Our shares of common stock are listed on the NYSE American LLC (“NYSE American”) under the symbol “SGN”. On January 28, 2025, the last reported sale price of our common stock on the NYSE American was $1.94 per share.

As of January 29, 2025, the aggregate market value of our outstanding common stock held by non-affiliates was $15,216,031.60 based upon 1,825,119 shares of outstanding common stock, of which 1,769,306 shares were held by non-affiliates, and the last reported sale price of our common stock of $8.60 per share on November 29, 2024. Pursuant to General Instruction I.B.6. of Form S-3, in no event will we sell shares pursuant to this prospectus supplement having a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75,000,000. In the event that subsequent to the date of this prospectus supplement the aggregate market value of our outstanding common stock held by non-affiliates equals or exceeds $75,000,000, such one-third limitation on sales shall not apply to sales subsequently made pursuant to this prospectus supplement.

As of the date of this prospectus supplement, we have offered and sold $2,707,684.00 of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar month period that ends on and includes the date hereof, and therefore $2,364,326.18 is available to be sold pursuant to this prospectus supplement.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the Prior Prospectus Supplement and as described in certain of the documents we may incorporate by reference therein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the Prior Prospectus Supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 29, 2025.